Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

April 2, 2021

Citizens Financial Group, Inc.,

One Citizens Plaza,

Providence, Rhode Island 02903.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the principal amount of each series of debt securities listed on Annex A to this opinion (collectively, the “Exchange Notes”) of Citizens Financial Group, Inc., a Delaware corporation (the “Company”), in each case, to be issued, in exchange for the Company’s debt securities of the same series, pursuant to the Subordinated Indenture, dated as of September 28, 2012 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the supplemental indenture listed opposite the applicable series of Exchange Notes on Annex A (each such supplemental indenture, a “Supplemental Indenture”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement on Form S-4 relating to the Exchange Notes (the “Registration Statement”) has become effective under the Securities Act, the terms of the Exchange Notes of each series and of their issuance have been duly established in conformity with the Base Indenture and the Supplemental Indenture relating to such series of Exchange Notes so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Exchange Notes of each series have been duly executed and authenticated in accordance with the Base Indenture and the Supplemental Indenture relating to such series of Exchange Notes and issued as contemplated in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Citizens Financial Group, Inc.	- 2 -

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Exchange Notes.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Base Indenture and each Supplemental Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Exchange Notes will conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Exchange Notes will have been duly signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Exchange Notes” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Exchange Notes	Supplemental Indenture

$620,555,000 of 2.638% Subordinated Notes due 2032	Eleventh Supplemental Indenture, dated as of September 30, 2020, between the Company and the Trustee

$134,632,000 of 4.300% Fixed Rate Reset Subordinated Notes due 2031	Twelfth Supplemental Indenture, dated as of February 11, 2021, between the Company and the Trustee

$68,710,000 of 3.750% Fixed Rate Reset Subordinated Notes due 2031	Thirteenth Supplemental Indenture, dated as of February 11, 2021, between the Company and the Trustee

$60,547,000 of 4.350% Fixed Rate Reset Subordinated Notes due 2031	Fourteenth Supplemental Indenture, dated as of February 11, 2021, between the Company and the Trustee